Exhibit 99.1

Second Quarter 2016
Earnings Release and Supplemental Information

ACC7 Data Center
Ashburn, VA

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, D.C. 20005 (202) 728-0044 www.dft.com NYSE: DFT	Investor Relations Contacts:
	Jeffrey H. Foster Chief Financial Officer jfoster@dft.com (202) 478-2333	Steven Rubis Vice President, Investor Relations srubis@dft.com (202) 478-2330

Second Quarter 2016 Results

Table of Contents
Earnings Release	1-7
Consolidated Statements of Operations	8
Reconciliations of Net Income to NAREIT FFO, Normalized FFO and AFFO	9
Consolidated Balance Sheets	10
Consolidated Statements of Cash Flows	11
Operating Properties	12
Lease Expirations	13
Leasing Statistics	14
Top Customers	15
Same Store Analysis	16-17
Development Projects	18
Debt Summary and Debt Principal Repayments	19
Selected Unsecured Debt Metrics and Capital Structure	20
Common Share and OP Unit Weighted Average Amounts Outstanding	21
2016 Guidance	22

Note: This press release supplement contains certain non-GAAP financial measures that we believe are helpful in understanding our business, as further discussed within this press release supplement. These financial measures, which include NAREIT Funds From Operations, Normalized Funds From Operations, Adjusted Funds From Operations, Net Operating Income, Cash Net Operating Income, NAREIT Funds From Operations per share, Normalized Funds From Operations per share and Adjusted Funds From Operations per share, should not be considered as an alternative to net income, operating income, earnings per share or any other GAAP measurement of performance or as an alternative to cash flows from operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity. Information included in this supplemental package is unaudited.

NEWS
DUPONT FABROS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2016 RESULTS
Record leasing of 46.85 megawatts of critical load year to date
Double digit revenue growth
WASHINGTON, DC, - July 28, 2016 - DuPont Fabros Technology, Inc. (NYSE: DFT) announces results for the quarter ended June 30, 2016. All per share results are reported on a fully diluted basis.
Highlights

•	As of July 28, 2016, our operating portfolio was 99% leased and commenced as measured by both computer room square feet ("CRSF") and critical load (in megawatts, or "MW").

•	Quarterly Highlights:

•	Revenue growth of 13% versus prior year quarter.

•	Placed CH2 Phase II, totaling 6.3 MW and 35,000 CRSF, into service 77% leased based on critical load.

•	Placed ACC7 Phase III, totaling 11.5 MW and 68,000 CRSF, into service 100% leased.

•	Executed four new leases totaling 12.52 MW and 72,657 CRSF of space with a weighted average lease term of 11.3 years.

•
Extended the term of four leases totaling 2.72 MW and 21,526 CRSF by a weighted average of 2.3 years. One of these extensions for 0.28 MW and 1,385 CRSF was disclosed in our first quarter 2016 earnings release.

•	Completed an offering of 8,050,000 shares of 6.625% Series C cumulative redeemable perpetual preferred stock at a public offering price of $25.00 per share, for gross proceeds of $201.3 million.

•
Announced full redemptions of our Series A and B cumulative redeemable perpetual preferred stock totaling $351.3 million. We redeemed $251.3 million in the second quarter, and the remaining $100.0 million was redeemed in the third quarter.

•	Completed the sale of our NJ1 data center for a purchase price of $125.0 million before prorations and other customary adjustments.

•	Subsequent to the Second Quarter 2016:

•	Placed CH3 Phase III, totaling 11.3 MW and 71,000 CRSF, into service 89% leased based on critical load. As of July 28, 2016, CH3 Phase III is 100% leased.

•	Completed the acquisition of 46.7 acres of land in Hillsboro, Oregon for $11.2 million.

•	Entered into a contract to acquire 20.6 acres of land in the Greater Toronto Area for $12.9 million CAD ($10.0 million USD).

•	Executed one new lease totaling 1.22 MW and 8,944 CRSF.

•	Extended the term of two leases totaling 3.41 MW and 16,400 CRSF by 2.0 years.

Christopher Eldredge, President and Chief Executive Officer, said, "Just seven months into 2016, DFT has surpassed the record-level of leasing we achieved in full year 2015. In the current year-to-date, customers absorbed 46.85 megawatts of critical load versus the 46.83 megawatts leased in all of 2015. Demand from wholesale customers remains particularly strong. During and subsequent to the second quarter of 2016, we leased or pre-leased 42% of our available inventory. This bodes well for DFT's future developments and continuation of positive trends in rental rate growth."
Second Quarter 2016 Results
For the quarter ended June 30, 2016, earnings were $0.49 per share compared to $0.30 per share in the second quarter of 2015. The increase in earnings per share was primarily due to:

•	Gain on sale of our NJ1 data center facility of $23.1 million, or $0.26 per share, partially offset by

•	Write-off of issuance costs associated with the redemption of preferred shares of $8.8 million, or $0.10 per share, and

•	Severance costs and equity accelerations for the NJ1 employees totaling $0.9 million, or $0.01 per share.
Excluding these items, earnings increased $0.04 per share year over year, which was primarily due to new leases that commenced in 2015 and in the first half of 2016. Revenues increased 13%, or $14.7 million, to $128.5 million for the second quarter of 2016 over the second quarter of 2015. The increase in revenues was primarily due to new leases commencing.
NAREIT Funds from Operations ("FFO") excludes the gain on sale of NJ1 and was $0.53 per share for the quarter ended June 30, 2016 compared to $0.62 per share for the second quarter of 2015. The decline was primarily due to the write-off of issuance costs associated with the redemption of preferred shares and the severance costs and equity accelerations for the NJ1 employees, partially offset by the items discussed below for Normalized FFO.
Normalized FFO excludes the gain on sale of NJ1, the severance costs and equity accelerations of the NJ1 employees and the write-off associated with our redeemed preferred shares. Normalized FFO for the quarter ended June 30, 2016 was $0.64 per share compared to $0.62 per share for the second quarter of 2015. Normalized FFO increased $0.02 per share, or 3%, from the prior year quarter primarily due to the following:

•	Increased operating income excluding depreciation of $0.12 per share primarily due to new leases commencing, partially offset by

•	Increased interest expense of $0.03 per share primarily due to a higher level of outstanding debt related to development financing, and

•	Dilution of $0.07 per share from the issuance of common equity in the first quarter of 2016.
Adjusted FFO ("AFFO") for the quarter ended June 30, 2016 was $0.64 per share compared to $0.70 per share in the second quarter of 2015. AFFO decreased $0.06 per share, or 9% from the prior year. The decrease was primarily due to the following:

•
A decrease in the add-back of straight-line revenues of $0.06 per share primarily resulting from 2015 collections from Net Data Centers that were not applied to revenue and higher straight-line revenues at ACC2 in 2015 versus 2016, and

•	Increased capitalized leasing commissions of $0.02 per share primarily due to payments to brokers, partially offset by

•	Increased Normalized FFO of $0.02 per share.

First Half 2016 Results
For the six months ended June 30, 2016, earnings were $0.86 per share compared to $0.53 per share in the first half of 2015. The increase in earnings per share was primarily due to:

•	Gain on sale of our NJ1 data center facility of $23.1 million, or $0.26 per share, and

•	A 2015 charge of $0.07 per share for the severance expense and equity accelerations associated with the departure of our former CEO, partially offset by

•	Write-off of issuance costs associated with the redemption of preferred shares of $8.8 million, or $0.10 per share, and

•	Severance costs and equity accelerations for the NJ1 employees totaling $0.9 million, or $0.01 per share.
Excluding these items, earnings increased $0.11 per share year over year, which was primarily due to new leases that commenced in 2015 and in the first half of 2016. Revenues increased 14%, or $31.5 million, to $252.7 million for the first half of 2016 over the first half of 2015. The increase in revenues was primarily due to new leases commencing.
NAREIT FFO excludes the gain on sale of NJ1 and was $1.19 per share for the six months ended June 30, 2016 compared to $1.16 per share for the first half of 2015. The increase was primarily due to the severance expense and equity accelerations in 2015 associated with the departure of our former CEO and the items discussed below for Normalized FFO, partially offset by the write-off of issuance costs associated with the redemption of preferred shares and the severance costs and equity accelerations for the NJ1 employees.
Normalized FFO excludes the gain on sale of NJ1, the severance costs and equity accelerations of the NJ1 employees and our former CEO, and the write-off associated with our redeemed preferred shares. Normalized FFO for the six months ended June 30, 2016 was $1.31 per share compared to $1.23 per share for the first half of 2015. Normalized FFO increased $0.08 per share, or 7%, from the prior year period primarily due to the following:

•	Increased operating income excluding depreciation of $0.22 per share primarily due to new leases commencing, partially offset by

•	Increased interest expense of $0.07 per share primarily due to a higher level of outstanding debt related to development financing, and

•	Dilution of $0.07 per share from the issuance of common equity in the first quarter of 2016.
AFFO for the six months ended June 30, 2016 was $1.28 per share compared to $1.35 per share in the first half of 2015. AFFO decreased $0.07 per share, or 5% from the prior year. The decrease was primarily due to the following:

•
A decrease in the add-back of straight-line revenues of $0.12 per share primarily resulting from 2015 collections from Net Data Centers that were not applied to revenue and higher straight-line revenues at ACC2 in 2015 versus 2016,

•	Increased capitalized leasing commissions of $0.02 per share due to higher levels of leasing and payments to brokers, and

•	Increased capital expenditures at our operating data center facilities of $0.02 per share primarily related to ACC2 enhancements, partially offset by

•	Increased Normalized FFO of $0.08 per share, and

•	Increased add-back of compensation paid with Company common shares of $0.01 per share.

Portfolio Update
During the second quarter 2016, we:

•	Executed four new leases totaling 12.52 MW and 72,657 CRSF:

•
Two leases were at ACC7 Phase III totaling 8.52 MW and 51,294 CRSF. These leases commenced in the second quarter and resulted in ACC7 Phase III being 100% leased. One of these leases was our first lease utilizing our "full service" structure, under which the customer's reimbursement for operating expenses is fixed with annual escalators, excluding increases to certain uncontrollable expenses.

•
Two pre-leases were at ACC7 Phase IV totaling 4.00 MW and 21,363 CRSF. These pre-leases are expected to commence upon the opening of ACC7 Phase IV in the fourth quarter of 2016. ACC7 Phase IV is now 49% pre-leased based on critical load.

•	Extended the terms of four leases totaling 2.72 MW and 21,526 CRSF, including the one remaining lease that was scheduled to expire in 2016:

▪	As previously reported, we extended the term of one lease for 0.28 MW and 1,385 CRSF at NJ1 which was scheduled to expire in 2017.

▪
We extended the term of one lease for 0.81 MW and 9,160 CRSF at VA3 which was scheduled to expire in 2017. The lease term was extended by 2.8 years commencing March 1, 2017, and compared to the cash rental rate in effect when the extension was executed, cash base rent will increase 2.0% upon the expiration of the original lease terms. GAAP base rent decreased 1.5% immediately.

▪
We extended the term of another lease at VA3 for 0.49 MW and 5,581 CRSF which was scheduled to expire in 2017. The lease term was extended by 3.0 years commencing May 1, 2017, and compared to the cash rental rate in effect when the extension was executed, cash base rent will increase 3.0% upon the expiration of the original lease term. GAAP base rent increased 9.0% immediately.

▪
We extended the term of one lease at ACC5 for 1.14 MW and 5,400 CRSF which was scheduled to expire in 2016. The lease term was extended by 2.1 years commencing January 1, 2017, and compared to the cash rental rate in effect when the extension was executed, cash base rent will increase 1.0% upon the expiration of the original lease term. GAAP base rent increased 2.5% immediately.

Subsequent to the second quarter, we:

•	Executed one new lease totaling 1.22 MW and 8,944 CRSF.

•
Extended the terms of two leases at our Ashburn campus totaling 3.41 MW and 16,400 CRSF by 2.0 years. These leases were scheduled to expire in 2017 and now expire in 2019. Compared to the rates in effect when each of the extensions was executed, cash base rents will be an average of 3.0% higher upon the expiration of the original lease terms. GAAP base rents will be an average of 1.2% higher immediately.

Year to date, we:

•
Executed 12 leases with a weighted average lease term of 12.7 years totaling 46.85 MW and 242,287 CRSF that are expected to generate approximately $59.3 million of annualized GAAP base rent revenue which is equivalent to a GAAP rate of $105 per kW per month. Including estimated amounts of operating expense recoveries for the leases that are structured as triple-net leases, these leases are expected to generate approximately $74.9 million of annualized revenue before recovery of metered power, which results in a rate of $133 per kW per month.

•	Commenced 13 leases totaling 41.22 MW and 230,116 CRSF.

•
Extended the term of seven leases totaling 6.68 MW and 40,443 CRSF by a weighted average of 2.4 years. Compared to the rates in effect when each of the extensions was executed, cash base rents will be an average of 3.0% higher upon the expiration of the original lease terms. GAAP base rents will be an average of 3.4% higher immediately. The average GAAP base rent rate related to these extensions was $123 per kW per month and including operating expense recoveries, this results in $149 per kW per month.

Development Update
Below is a summary of our four projects currently under development:

Data Center Phase	Capacity (MW)	Anticipated Placed in Service Date	Percentage Pre-Leased CRSF / Critical Load
ACC7 Phase IV	8.2	Q4 2016	41% / 49%
CH2 Phase IV	1.2	Q4 2016	—
ACC9 Phase I	14.4	Q2 2017	—
SC1 Phase III	16.0	Q3 2017	100% / 100%
	39.8
Since our first quarter earnings release, we have accelerated the anticipated placed in service date of ACC9 Phase I to Q2 2017 from Q3 2017.
We have added a Phase IV to CH2 which will have additional critical load capacity of 1.2 MW which increases the total capacity of CH2 from 25.6 MW to 26.8 MW. The anticipated placed in service date is the fourth quarter of 2016.
We completed the acquisition of 46.7 acres of land in Hillsboro, Oregon for $11.2 million in July 2016.
We entered into a contract to acquire 20.6 acres of land in the Greater Toronto Area for $12.9 million CAD ($10.0 million USD). We expect to complete this acquisition in the fourth quarter of 2016.
Balance Sheet and Liquidity
In May 2016, we completed an offering of 8,050,000 shares of 6.625% Series C cumulative redeemable perpetual preferred stock at a public offering price of $25.00 per share, for gross proceeds of $201.3 million.
In May and June 2016, we redeemed all $185.0 million of our Series A preferred stock and $66.3 million of our Series B preferred stock.
In July 2016, we redeemed the remaining $100.0 million of our Series B preferred stock. The issuance of our new Series C preferred stock combined with the redemption of our Series A and B preferred stock will yield annualized savings of $13.9 million in preferred dividends.
In July 2016, we entered into a credit agreement that includes an unsecured revolving credit facility with a total commitment of $750 million and an unsecured term loan facility with a total commitment and amount outstanding of $250 million. This credit agreement replaced our unsecured term loan, and had the effect of extending the term of that loan from July 2019 to January 2022, and also replaced our revolving credit facility, and had the effect of extending the term of this facility from May 2018 to July 2020. Under the new credit agreement, the underlying LIBOR-based interest rates on these instruments remain the same. As of July 28, 2016, we have no borrowings under our revolving credit facility, leaving $750 million available for additional borrowings.
Dividend
Our second quarter 2016 dividend of $0.47 per share was paid on July 15, 2016 to shareholders of record as of July 1, 2016. The anticipated 2016 annualized dividend of $1.88 per share represents an estimated AFFO payout ratio of

67% at the midpoint of our current 2016 guidance and a yield of approximately 4.1% based on our current stock price.
Third Quarter and Full Year 2016 Guidance
Our earnings per share guidance for 2016 is $1.63 to $1.69 per share and for the third quarter of 2016 is $0.36 to $0.38 per share.
We are increasing the midpoint of our 2016 Normalized FFO guidance range by $0.03 per share. The new range is $2.76 to $2.82 per share compared to the prior range of $2.71 to $2.81 per share. Key assumptions included in the current guidance range are:

•	The low end of the range assumes no new leasing, and the high end of the range assumes $0.03 per share from new leases.

•	Opening ACC7 Phase IV in the fourth quarter of 2016.
The midpoint of our revised 2016 Normalized FFO guidance range is $2.79 per share, which is $0.03 higher than the prior guidance midpoint of $2.76 per share. The increase is due to:

•	Increased operating income excluding depreciation due to the leases executed in the second and third quarters of 2016 of $0.05 per share, and

•	Decreased preferred stock dividends of $0.03 per share from the redemption of the $185 million of Series A preferred stock and the $166 of million Series B preferred stock, partially offset by

•	Removal of NJ1 from DFT's operations resulting in a decline of $0.05 per share.
Our Normalized FFO guidance range is $0.72 to $0.74 per share for the third quarter of 2016. The midpoint of this range is $0.09 higher than Normalized FFO per share in the second quarter of 2016. This is due to the following assumptions:

•	Increased operating income excluding depreciation of $0.08 per share from new leases commencing, and

•	Decreased preferred stock dividends of $0.04 per share from the completion of the redemptions of the Series A and Series B preferred stock, partially offset by

•	Increased interest expense of $0.02 per share primarily due to lower capitalized interest from placing ACC7 Phase III in service in June and CH2 Phase III in service in July, and

•	Removal of NJ1 from DFT's operations resulting in a decline of $0.01 per share.
Our revised 2016 AFFO guidance range is $2.77 to $2.83 per share as compared to prior guidance of $2.75 to $2.85 per share. The midpoint of our revised 2016 AFFO guidance range is $2.80 per share, which is unchanged from our prior guidance midpoint. This is due to:

•	Increased Normalized FFO of $0.03 per share, offset by

•	Decreased add-back of straight-line revenues of $0.02 per share primarily due to the sale of NJ1, and

•	An increase in capitalized leasing commissions of $0.01 per share due to our continued leasing success.
Our AFFO guidance range is $0.73 to $0.75 per share for the third quarter of 2016. The midpoint of the range is $0.10 per share higher than second quarter 2016 AFFO per share. This is due to:

•	Increased Normalized FFO of $0.09 per share, and

•	Decreased capitalized leasing commissions of $0.02 per share, partially offset by

•	Decreased add-back of straight-line revenues of $0.01 per share primarily due to the sale of NJ1.

The assumptions underlying Normalized FFO and AFFO guidance can be found on the last page of this earnings release.
Second Quarter 2016 Conference Call and Webcast Information
We will host a conference call to discuss these results today, Thursday, July 28, 2016 at 11:00 a.m. ET. To access the live call, please visit the Investor Relations section of our website at www.dft.com or dial 1-877-662-0063 (domestic) or 1-503-406-4459 (international) and entering the conference ID #42958596. A replay will be available for seven days by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The webcast will be archived on our website for one year at www.dft.com on the Presentations & Webcasts page.
About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier neutral, multi-tenant wholesale data centers. The Company's facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company's customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's 11 data centers are located in three major U.S. markets, which total 3.2 million gross square feet and 278 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT), is headquartered in Washington, DC.  For more information, please visit www.dft.com.
Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements include expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We face many risks that could cause our actual performance to differ materially from the results contemplated by our forward-looking statements, including, without limitation, the risk that the assumptions underlying our full year and third quarter 2016 guidance are not realized, the risks related to the leasing of available space to third-party customers, including delays in executing new leases, failure to negotiate leases on terms that will enable us to achieve our expected returns and declines in rental rates at new and existing facilities, risks related to the collection of accounts and notes receivable, the risk that we may be unable to obtain new financing on favorable terms to facilitate, among other things, future development projects, the risks commonly associated with the acquisition of development sites, construction and development of new facilities (including delays and/or cost increases associated with the completion of new developments), risks relating to obtaining required permits and compliance with permitting, zoning, land-use and environmental requirements, the risk that we will not declare and pay dividends as anticipated for future periods and the risk that we may not be able to maintain our qualification as a REIT for federal tax purposes. The periodic reports that we file with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2015 and the quarterly report for the quarter ended March 31, 2016 contain detailed descriptions of these and many other risks to which we are subject. These reports are available on our website at www.dft.com. Because of the risks described above and other unknown risks, our actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by our forward-looking statements. The information set forth in this news release represents our expectations and intentions only as of the date of this press release. We assume no responsibility to issue updates to the contents of this press release.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Revenues:
Base rent	$83,362	$72,702	$165,895	$144,275
Recoveries from tenants	41,695	34,482	80,389	67,787
Other revenues	3,481	6,642	6,403	9,078
Total revenues	128,538	113,826	252,687	221,140
Expenses:
Property operating costs	37,933	29,660	73,888	61,153
Real estate taxes and insurance	5,840	7,063	11,156	11,039
Depreciation and amortization	26,323	26,185	52,166	51,212
General and administrative	5,274	4,468	10,849	8,811
Other expenses	3,193	5,552	5,542	12,805
Total expenses	78,563	72,928	153,601	145,020
Operating income	49,975	40,898	99,086	76,120
Interest:
Expense incurred	(11,563)	(9,063)	(23,132)	(17,310)
Amortization of deferred financing costs	(919)	(694)	(1,764)	(1,336)
Gain on sale of real estate	23,064	—	23,064	—
Net income	60,557	31,141	97,254	57,474
Net income attributable to redeemable noncontrolling interests – operating partnership	(7,467)	(4,662)	(12,945)	(8,381)
Net income attributable to controlling interests	53,090	26,479	84,309	49,093
Preferred stock dividends	(6,964)	(6,811)	(13,775)	(13,622)
Issuance costs associated with redeemed preferred stock	(8,827)	—	(8,827)	—
Net income attributable to common shares	$37,299	$19,668	$61,707	$35,471
Earnings per share – basic:
Net income attributable to common shares	$0.50	$0.30	$0.87	$0.54
Weighted average common shares outstanding	74,370,577	65,030,132	70,661,406	65,266,766
Earnings per share – diluted:
Net income attributable to common shares	$0.49	$0.30	$0.86	$0.53
Weighted average common shares outstanding	75,231,634	65,743,874	71,518,495	66,098,759
Dividends declared per common share	$0.47	$0.42	$0.94	$0.84

DUPONT FABROS TECHNOLOGY, INC.
RECONCILIATIONS OF NET INCOME TO NAREIT FFO, NORMALIZED FFO AND AFFO (1)
(unaudited and in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net income	$60,557	$31,141	$97,254	$57,474
Depreciation and amortization	26,323	26,185	52,166	51,212
Less: Non real estate depreciation and amortization	(200)	(157)	(394)	(301)
Gain on sale of real estate	(23,064)	—	(23,064)	—
NAREIT FFO	63,616	57,169	125,962	108,385
Preferred stock dividends	(6,964)	(6,811)	(13,775)	(13,622)
Issuance costs associated with redeemed preferred shares	(8,827)	—	(8,827)	—
NAREIT FFO attributable to common shares and common units	47,825	50,358	103,360	94,763
Severance expense and equity acceleration	891	—	891	5,578
Issuance costs associated with redeemed preferred shares	8,827	—	8,827	—
Normalized FFO attributable to common shares and common units	57,543	50,358	113,078	100,341
Straight-line revenues, net of reserve	696	5,367	(1,041)	9,150
Amortization and write-off of lease contracts above and below market value	(106)	415	(222)	(178)
Compensation paid with Company common shares	1,521	1,288	3,290	2,629
Non real estate depreciation and amortization	200	157	394	301
Amortization of deferred financing costs	919	694	1,764	1,336
Improvements to real estate	(999)	(674)	(3,098)	(1,248)
Capitalized leasing commissions	(1,839)	(546)	(3,450)	(2,012)
AFFO attributable to common shares and common units	$57,935	$57,059	$110,715	$110,319
NAREIT FFO attributable to common shares and common units per share – diluted	$0.53	$0.62	$1.19	$1.16
Normalized FFO attributable to common shares and common units per share – diluted	$0.64	$0.62	$1.31	$1.23
AFFO attributable to common shares and common units per share – diluted	$0.64	$0.70	$1.28	$1.35
Weighted average common shares and common units outstanding – diluted	89,985,913	81,244,826	86,520,893	81,612,738

(1) Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We also present FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.
We use FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.
While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to our FFO. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of our liquidity, nor is it indicative of funds available to meet our cash needs, including our ability to pay dividends or make distributions.
We present FFO with adjustments to arrive at Normalized FFO. Normalized FFO is FFO attributable to common shares and units excluding severance expense and equity accelerations, gain or loss on early extinguishment of debt, gain or loss on derivative instruments and write-offs of original issuance costs for redeemed preferred shares. We also present FFO with supplemental adjustments to arrive at Adjusted FFO (“AFFO”). AFFO is Normalized FFO excluding straight-line revenue, compensation paid with Company common shares, below market lease amortization and write-offs net of above market lease amortization and write-offs, non real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund our cash needs including our ability to pay dividends. In addition, AFFO may not be comparable to similarly titled measurements employed by other companies. We use AFFO in management reports to provide a measure of REIT operating performance that can be compared to other companies using AFFO.

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Income producing property:
Land	$96,604	$94,203
Buildings and improvements	2,818,267	2,736,936
	2,914,871	2,831,139
Less: accumulated depreciation	(609,122)	(560,837)
Net income producing property	2,305,749	2,270,302
Construction in progress and land held for development	259,292	300,939
Net real estate	2,565,041	2,571,241
Cash and cash equivalents	277,036	31,230
Rents and other receivables, net	9,457	9,588
Deferred rent, net	124,006	128,941
Lease contracts above market value, net	5,583	6,029
Deferred costs, net	24,094	23,774
Prepaid expenses and other assets	37,766	44,689
Total assets	$3,042,983	$2,815,492
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Line of credit	$—	$—
Mortgage notes payable, net of deferred financing costs	113,017	114,075
Unsecured term loan, net of deferred financing costs	249,290	249,172
Unsecured notes payable, net of discount and deferred financing costs	836,142	834,963
Accounts payable and accrued liabilities	33,056	32,301
Construction costs payable	26,914	22,043
Accrued interest payable	12,010	11,821
Dividend and distribution payable	45,238	43,906
Lease contracts below market value, net	3,464	4,132
Prepaid rents and other liabilities	57,720	67,477
Total liabilities	1,376,851	1,379,890
Redeemable noncontrolling interests – operating partnership	656,606	479,189
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value, 50,000,000 shares authorized:
Series A cumulative redeemable perpetual preferred stock, no shares issued and outstanding at June 30, 2016 and 7,400,000 shares issued and outstanding at December 31, 2015	—	185,000
Series B cumulative redeemable perpetual preferred stock, 4,000,000 shares issued and outstanding at June 30, 2016 and 6,650,000 shares issued and outstanding at December 31, 2015	100,000	166,250
Series C cumulative redeemable perpetual preferred stock, 8,050,000 shares issued and outstanding at June 30, 2016 and no shares issued and outstanding at December 31, 2015	201,250	—
Common stock, $.001 par value, 250,000,000 shares authorized, 75,548,173 shares issued and outstanding at June 30, 2016 and 66,105,650 shares issued and outstanding at December 31, 2015	76	66
Additional paid in capital	726,438	685,042
Accumulated deficit	(18,238)	(79,945)
Total stockholders’ equity	1,009,526	956,413
Total liabilities and stockholders’ equity	$3,042,983	$2,815,492

DUPONT FABROS TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six months ended June 30,
	2016	2015
Cash flow from operating activities
Net income	$97,254	$57,474
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	52,166	51,212
Gain on sale of real estate	(23,064)	—
Straight-line revenues, net of reserve	(1,041)	9,150
Amortization of deferred financing costs	1,764	1,336
Amortization and write-off of lease contracts above and below market value	(222)	(178)
Compensation paid with Company common shares	3,290	6,578
Changes in operating assets and liabilities
Rents and other receivables	192	(447)
Deferred costs	(3,465)	(2,031)
Prepaid expenses and other assets	1,750	418
Accounts payable and accrued liabilities	27	5,013
Accrued interest payable	189	693
Prepaid rents and other liabilities	(4,399)	(1,733)
Net cash provided by operating activities	124,441	127,485
Cash flow from investing activities
Net proceeds from sale of real estate	123,545	—
Investments in real estate – development	(101,867)	(106,347)
Land acquisition costs – related party	(20,168)	—
Interest capitalized for real estate under development	(6,118)	(5,857)
Improvements to real estate	(3,098)	(1,248)
Additions to non real estate property	(426)	(568)
Net cash used in investing activities	(8,132)	(114,020)
Cash flow from financing activities
Line of credit:
Proceeds	60,000	120,000
Repayments	(60,000)	(180,000)
Mortgage notes payable:
Repayments	(1,250)	—
Unsecured notes payable:
Proceeds	—	248,012
Payments of financing costs	(96)	(3,948)
Issuance of common stock, net of offering costs	275,720	—
Issuance of preferred stock, net of offering costs	194,502	—
Redemption of preferred stock	(251,250)	—
Equity compensation proceeds (payments)	8,285	(7,544)
Common stock repurchases	—	(31,912)
Dividends and distributions:
Common shares	(66,048)	(55,202)
Preferred shares	(16,288)	(13,622)
Redeemable noncontrolling interests – operating partnership	(14,078)	(12,960)
Net cash provided by financing activities	129,497	62,824
Net increase in cash and cash equivalents	245,806	76,289
Cash and cash equivalents, beginning	31,230	29,598
Cash and cash equivalents, ending	$277,036	$105,887
Supplemental information:
Cash paid for interest	$29,219	$22,527
Deferred financing costs capitalized for real estate under development	$364	$447
Construction costs payable capitalized for real estate under development	$26,914	$24,406
Redemption of operating partnership units	$49,468	$598
Adjustments to redeemable noncontrolling interests – operating partnership	$227,425	$(53,868)

DUPONT FABROS TECHNOLOGY, INC.
Operating Properties
As of July 1, 2016

Property	Property Location	Year Built/ Renovated	Gross Building Area (2)	Computer Room Square Feet ("CRSF") (2)	CRSF % Leased (3)	CRSF % Commenced (4)	Critical Load MW (5)	Critical Load % Leased (3)	Critical Load % Commenced (4)
Stabilized (1)
ACC2	Ashburn, VA	2001/2005	87,000	53,000	100%	100%	10.4	100%	100%
ACC3	Ashburn, VA	2001/2006	147,000	80,000	100%	100%	13.9	100%	100%
ACC4	Ashburn, VA	2007	347,000	172,000	100%	100%	36.4	97%	97%
ACC5	Ashburn, VA	2009-2010	360,000	176,000	99%	99%	36.4	100%	100%
ACC6	Ashburn, VA	2011-2013	262,000	130,000	100%	100%	26.0	100%	100%
ACC7 Phases I-II	Ashburn, VA	2014-2015	224,000	118,000	100%	100%	21.9	100%	100%
ACC7 Phase III	Ashburn, VA	2016	126,000	68,000	100%	100%	11.5	100%	100%
CH1	Elk Grove Village, IL	2008-2012	485,000	231,000	100%	100%	36.4	100%	100%
CH2 Phase I	Elk Grove Village, IL	2015	94,000	45,000	100%	100%	8.0	100%	100%
CH2 Phase III (6)	Elk Grove Village, IL	2016	151,000	71,000	87%	87%	11.3	89%	89%
SC1 Phases I-II	Santa Clara, CA	2011-2015	360,000	173,000	100%	100%	36.6	100%	100%
VA3	Reston, VA	2003	256,000	147,000	94%	94%	13.0	95%	95%
VA4	Bristow, VA	2005	230,000	90,000	100%	100%	9.6	100%	100%
Subtotal – stabilized			3,129,000	1,554,000	99%	99%	271.4	99%	99%
Completed, not Stabilized
CH2 Phase II	Elk Grove Village, IL	2016	74,000	35,000	76%	76%	6.3	77%	77%
Subtotal – not stabilized			74,000	35,000	76%	76%	6.3	77%	77%
Total Operating Properties			3,203,000	1,589,000	98%	98%	277.7	98%	98%

(1)	Stabilized operating properties are either 85% or more leased and commenced or have been in service for 24 months or greater.

(2)
Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers' computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers.

(3)
Percentage leased is expressed as a percentage of CRSF or critical load, as applicable, that is subject to an executed lease. Leases executed as of July 1, 2016 represent $360 million of base rent on a GAAP basis and $366 million of base rent on a cash basis over the next twelve months. Both amounts include $18 million of revenue from management fees over the next twelve months.

(4)	Percentage commenced is expressed as a percentage of CRSF or critical load, as applicable, where the lease has commenced under GAAP.

(5)
Critical load (also referred to as IT load or load used by customers' servers or related equipment) is the power available for exclusive use by customers expressed in terms of megawatt, or MW, or kilowatt, or kW (One MW is equal to 1,000 kW).

(6) As of July 28, 2016, CH2 Phase III was 100% leased and commenced on both a CRSF and critical load basis.

DUPONT FABROS TECHNOLOGY, INC.
Lease Expirations
As of July 1, 2016

The following table sets forth a summary schedule of lease expirations at our operating properties for each of the ten calendar years beginning with 2016. The information set forth in the table below assumes that customers exercise no renewal options and takes into account customers’ early termination options in determining the life of their leases under GAAP.

Year of Lease Expiration	Number of Leases Expiring (1)	CRSF of Expiring Commenced Leases (in thousands) (2)	% of Leased CRSF	Total kW of Expiring Commenced Leases (2)	% of Leased kW	% of Annualized Base Rent (3)
2016	—	—	—%	—	—%	—%
2017	4	33	2.1%	5,146	1.9%	1.9%
2018	20	177	11.3%	33,448	12.2%	12.7%
2019	25	316	20.3%	56,104	20.5%	22.2%
2020	15	182	11.7%	31,754	11.6%	11.8%
2021	16	284	18.2%	50,092	18.3%	17.5%
2022	10	140	9.0%	24,509	9.0%	9.0%
2023	8	92	5.9%	13,305	4.9%	4.3%
2024	8	112	7.2%	19,279	7.1%	7.4%
2025	4	47	3.0%	7,750	2.8%	3.5%
After 2025	10	177	11.3%	31,958	11.7%	9.7%
Total	120	1,560	100%	273,345	100%	100%

(1)	Represents 32 customers with 120 lease expiration dates.

(2)	CRSF is that portion of gross building area where customers locate their computer servers. One MW is equal to 1,000 kW.

(3)	Annualized base rent represents the monthly contractual base rent (defined as cash base rent before abatements) multiplied by 12 for commenced leases as of July 1, 2016.

DUPONT FABROS TECHNOLOGY, INC.

Leasing Statistics - New Leases

Period	Number of Leases	Total CRSF Leased (1)	Total MW Leased (1)

Q2 2016	4	72,657	12.52
Q1 2016	7	160,686	33.11
Q4 2015	12	193,373	32.37
Q3 2015	—	—	—
Trailing Twelve Months	23	426,716	78.00

Q2 2015	5	67,561	12.26

Leasing Statistics - Renewals

Period	Number of Renewals	Total CRSF Renewed (1)	Total MW Renewed (1)	GAAP Rent change (2)	Cash Rent Change (2)

Q2 2016	4	21,526	2.72	3.5%	2.9%
Q1 2016	1	2,517	0.54	14.9%	3.0%
Q4 2015	1	8,461	1.49	(2.1)%	(10.0)%
Q3 2015	1	2,700	0.57	24.2%	3.0%
Trailing Twelve Months	7	35,204	5.32

Q2 2015	3	47,120	7.91	1.6%	11.1%

Booked Not Billed
($ in thousands)
The following table outlines the incremental and annualized revenue excluding direct electric from leases that have been executed but have not billed as of June 30, 2016.

	2016	2017	Total

Incremental Revenue	$9,865	$12,208
Annualized Revenue	$24,039	$24,416	$48,455

(1)	CRSF is that portion of gross building area where customers locate their computer servers. One MW is equal to 1,000 kW.

(2)
GAAP rent change compares the change in annualized base rent before and after the renewal. Cash rent change compares cash base rent at renewal execution to cash base rent at the start of the renewal period.

DUPONT FABROS TECHNOLOGY, INC.
Top 15 Customers
As of July 1, 2016

The following table presents our top 15 customers based on annualized monthly contractual base rent at our operating properties as of July 1, 2016:

	Customer	Number of Buildings	Number of Markets	Remaining Term	% of Annualized Base Rent (1)
1	Microsoft	9	3	6.8	24.9%
2	Facebook	4	1	4.4	20.5%
3	Fortune 25 Investment Grade Rated Company	3	3	4.5	11.2%
4	Rackspace	3	2	9.1	9.1%
5	Fortune 500 leading Software as a Service (SaaS) Provider, Not Rated	4	2	6.8	7.8%
6	Yahoo! (2)	1	1	1.8	6.2%
7	Server Central	1	1	5.1	2.5%
8	Fortune 50 Investment Grade Rated Company	2	1	4.0	2.0%
9	Dropbox	1	1	2.5	1.6%
10	IAC	1	1	2.8	1.6%
11	Symantec	2	1	3.0	1.4%
12	UBS	1	1	9.0	1.0%
13	Anexio	3	1	7.5	1.0%
14	Sanofi Aventis	2	1	5.0	0.9%
15	GoDaddy	1	1	10.2	0.7%
Total					92.4%

(1)	Annualized base rent represents monthly contractual base rent for commenced leases (defined as cash base rent before abatements) multiplied by 12 for commenced leases as of July 1, 2016.

(2)	Comprised of a lease at ACC4 that has been fully subleased to another DFT customer.

DUPONT FABROS TECHNOLOGY, INC.
Same Store Analysis
($ in thousands)

Same Store Properties	Three Months Ended					Six Months Ended
	30-Jun-16	30-Jun-15	% Change	31-Mar-16	% Change	30-Jun-16	30-Jun-15	% Change
Revenue:
Base rent	$76,929	$70,141	9.7%	$76,848	0.1%	$153,777	$139,076	10.6%
Recoveries from tenants	39,215	32,452	20.8%	35,707	9.8%	74,922	63,044	18.8%
Other revenues	435	377	15.4%	419	3.8%	854	740	15.4%
Total revenues	116,579	102,970	13.2%	112,974	3.2%	229,553	202,860	13.2%

Expenses:
Property operating costs	35,022	27,568	27.0%	32,784	6.8%	67,806	55,949	21.2%
Real estate taxes and insurance	4,677	6,162	(24.1)%	4,086	14.5%	8,763	9,239	(5.2)%
Other expenses	(50)	27	N/M	107	N/M	57	40	42.5%
Total expenses	39,649	33,757	17.5%	36,977	7.2%	76,626	65,228	17.5%

Net operating income (1)	76,930	69,213	11.1%	75,997	1.2%	152,927	137,632	11.1%

Straight-line revenues, net of reserve	1,338	2,702	N/M	(1,793)	N/M	(455)	5,791	N/M
Amortization of lease contracts above and below market value	(106)	414	N/M	(116)	(8.6)%	(222)	(178)	24.7%

Cash net operating income (1)	$78,162	$72,329	8.1%	$74,088	5.5%	$152,250	$143,245	6.3%

Note: Same Store Properties represent those properties placed into service on or before January 1, 2015 and excludes CH2. NJ1 is also excluded since it was sold in June 2016.

Same Store, Same Capital Properties	Three Months Ended					Six Months Ended
	30-Jun-16	30-Jun-15	% Change	31-Mar-16	% Change	30-Jun-16	30-Jun-15	% Change
Revenue:
Base rent	$59,518	$58,475	1.8%	$60,247	(1.2)%	$119,765	$118,571	1.0%
Recoveries from tenants	27,163	24,308	11.7%	25,253	7.6%	52,416	49,257	6.4%
Other revenues	360	338	6.5%	352	2.3%	712	664	7.2%
Total revenues	87,041	83,121	4.7%	85,852	1.4%	172,893	168,492	2.6%

Expenses:
Property operating costs	24,303	21,211	14.6%	23,373	4.0%	47,676	43,683	9.1%
Real estate taxes and insurance	2,995	2,468	21.4%	2,439	22.8%	5,434	4,480	21.3%
Other expenses	(68)	10	N/M	103	N/M	35	20	75.0%
Total expenses	27,230	23,689	14.9%	25,915	5.1%	53,145	48,183	10.3%

Net operating income (1)	59,811	59,432	0.6%	59,937	(0.2)%	119,748	120,309	(0.5)%

Straight-line revenues, net of reserve	3,538	4,632	(23.6)%	1,332	N/M	4,870	8,474	(42.5)%
Amortization of lease contracts above and below market value	(106)	414	N/M	(116)	(8.6)%	(222)	(178)	24.7%

Cash net operating income (1)	$63,243	$64,478	(1.9)%	$61,153	3.4%	$124,396	$128,605	(3.3)%

Note: Same Store, Same Capital properties represent those properties placed into service on or before January 1, 2015 and have less than 10% of additional critical load developed after January 1, 2015. Excludes CH2, SC1 and ACC7. NJ1 is also excluded since it was sold in June 2016.

(1) See next page for a reconciliation of Net Operating Income and Cash Net Operating Income to GAAP measures.

DUPONT FABROS TECHNOLOGY, INC.
Same Store Analysis - Reconciliations of Operating Income
to Net Operating Income and Cash Net Operating Income (1)
($ in thousands)

Reconciliation of Operating Income to Same Store Net Operating Income and Cash Net Operating Income

	Three Months Ended					Six Months Ended
	30-Jun-16	30-Jun-15	% Change	31-Mar-16	% Change	30-Jun-16	30-Jun-15	% Change
Operating income	$49,975	$40,898	22.2%	$49,111	1.8%	$99,086	$76,120	30.2%

Add-back: non-same store operating loss	2,315	4,135	(44.0)%	2,625	(11.8)%	4,940	14,275	(65.4)%

Same Store:
Operating income	52,290	45,033	16.1%	51,736	1.1%	104,026	90,395	15.1%

Depreciation and amortization	24,640	24,180	1.9%	24,261	1.6%	48,901	47,237	3.5%

Net operating income	76,930	69,213	11.1%	75,997	1.2%	152,927	137,632	11.1%

Straight-line revenues, net of reserve	1,338	2,702	N/M	(1,793)	N/M	(455)	5,791	N/M
Amortization of lease contracts above and below market value	(106)	414	N/M	(116)	(8.6)%	(222)	(178)	24.7%

Cash net operating income	$78,162	$72,329	8.1%	$74,088	5.5%	$152,250	$143,245	6.3%

Reconciliation of Operating Income to Same Store, Same Capital Net Operating Income and Cash Net Operating Income

	Three Months Ended					Six Months Ended
	30-Jun-16	30-Jun-15	% Change	31-Mar-16	% Change	30-Jun-16	30-Jun-15	% Change
Operating income	$49,975	$40,898	22.2%	$49,111	1.8%	$99,086	$76,120	30.2%

Less: non-same store operating (income) loss	(9,153)	(1,317)	N/M	(8,100)	13.0%	(17,253)	4,935	N/M

Same Store:
Operating income	40,822	39,581	3.1%	41,011	(0.5)%	81,833	81,055	1.0%

Depreciation and amortization	18,989	19,851	(4.3)%	18,926	0.3%	37,915	39,254	(3.4)%

Net operating income	59,811	59,432	0.6%	59,937	(0.2)%	119,748	120,309	(0.5)%

Straight-line revenues, net of reserve	3,538	4,632	(23.6)%	1,332	N/M	4,870	8,474	(42.5)%
Amortization of lease contracts above and below market value	(106)	414	N/M	(116)	(8.6)%	(222)	(178)	24.7%

Cash net operating income	$63,243	$64,478	(1.9)%	$61,153	3.4%	$124,396	$128,605	(3.3)%
(1) Net Operating Income ("NOI") represents total revenues less property operating costs, real estate taxes and insurance, and other expenses (each as reflected in the consolidated statements of operations) for the properties included in the analysis. Cash Net Operating Income ("Cash NOI") is NOI less straight-line revenues, net of reserve and amortization of lease contracts above and below market value for the properties included in the analysis.
We use NOI and Cash NOI as supplemental performance measures because, in excluding depreciation and amortization, impairment charges on depreciable real estate assets and gains and losses from property dispositions, each provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. However, because NOI and Cash NOI exclude depreciation and amortization, impairment charges on depreciable real estate assets and gains and losses from property dispositions, and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of NOI and Cash NOI as a measure of our performance is limited.
Other REITs may not calculate NOI and Cash NOI in the same manner we do and, accordingly, our NOI and Cash NOI may not be comparable to the NOI and Cash NOI of other REITs. NOI and Cash NOI should not be considered as an alternative to operating income (as computed in accordance with GAAP).

DUPONT FABROS TECHNOLOGY, INC.
Development Projects
As of June 30, 2016
($ in thousands)

Property	Property Location	Gross Building Area (1)	CRSF (2)	Critical Load MW (3)	Estimated Total Cost (4)	Construction in Progress & Land Held for Development (5)	CRSF % Pre- leased	Critical Load % Pre- leased

Current Development Projects
ACC7 Phase IV	Ashburn, VA	96,000	52,000	8.2	$73,000 - $78,000	61,336	41%	49%
ACC9 Phase I	Ashburn, VA	163,000	90,000	14.4	135,000 - 141,000	10,411	—%	—%
CH2 Phase III (6)	Elk Grove Village, IL	151,000	71,000	11.3	130,000 - 131,000	130,354	87%	89%
CH2 Phase IV	Elk Grove Village, IL	9,000	9,000	1.2	7,400 - 8,400	319	—%	—%
SC1 Phase III	Santa Clara, CA	111,000	64,000	16.0	160,000 - 165,000	20,331	100%	100%
		530,000	286,000	51.1	505,400 - 523,400	222,751
Future Development Projects/Phases
ACC9 Phase II	Ashburn, VA	163,000	90,000	14.4	53,000 - 57,000	10,071
		163,000	90,000	14.4	53,000 - 57,000	10,071
Land Held for Development (7)
ACC8	Ashburn, VA	100,000	50,000	10.4		4,244
ACC10	Ashburn, VA	270,000	130,000	24.0		7,940
ACC11	Ashburn, VA	150,000	80,000	16.0		4,774
CH3	Elk Grove Village, IL	305,000	160,000	25.6		9,512
		825,000	420,000	76.0		26,470
Total		1,518,000	796,000	141.5		$259,292

(1)
Gross building area is the entire building area, including CRSF (the portion of gross building area where our customers’ computer servers are located), common areas, areas controlled by us (such as the mechanical, telecommunications and utility rooms) and, in some facilities, individual office and storage space leased on an as available basis to our customers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(2)	CRSF is that portion of gross building area where customers locate their computer servers. The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(3)
Critical load (also referred to as IT load or load used by customers’ servers or related equipment) is the power available for exclusive use by customers expressed in terms of MW or kW (One MW is equal to 1,000 kW). The respective amounts listed for each of the “Land Held for Development” sites are estimates.

(4)
Current development projects include land, capitalization for construction and development and capitalized interest and operating carrying costs, as applicable, upon completion. Future development projects/phases include land, shell and underground work through the opening of the phase(s) that are either under current development or in service.

(5)
Amount capitalized as of June 30, 2016. Future development projects/phases include land, shell and underground work through the opening of the phase(s) that are either under current development or in service.

(6)	CH2 Phase III was placed into service on July 1, 2016 and was 100% leased and commenced on both a CRSF and critical load basis as July 28, 2016.

(7)	Amounts listed for gross building area, CRSF and critical load are current estimates.

DUPONT FABROS TECHNOLOGY, INC.
Debt Summary as of June 30, 2016
($ in thousands)

	June 30, 2016
	Amounts (1)	% of Total	Rates	Maturities (years)
Secured	$113,750	9%	2.1%	1.7
Unsecured	1,100,000	91%	5.0%	5.1
Total	$1,213,750	100%	4.7%	4.8

Fixed Rate Debt:
Unsecured Notes due 2021	$600,000	49%	5.9%	5.2
Unsecured Notes due 2023 (2)	250,000	21%	5.6%	7.0
Fixed Rate Debt	850,000	70%	5.8%	5.7
Floating Rate Debt:
Unsecured Credit Facility	—	—%	—%	1.9
Unsecured Term Loan	250,000	21%	2.1%	3.1
ACC3 Term Loan	113,750	9%	2.1%	1.7
Floating Rate Debt	363,750	30%	2.1%	2.6
Total	$1,213,750	100%	4.7%	4.8

Note:	We capitalized interest and deferred financing cost amortization of $3.1 million and $6.5 million during the three and six months ended June 30, 2016, respectively.

(1)	Principal amounts exclude deferred financing costs.

(2)	Principal amount excludes original issue discount of $1.8 million as of June 30, 2016.

Debt Principal Repayments as of June 30, 2016
($ in thousands)

Year	Fixed Rate (1)		Floating Rate (1)		Total (1)	% of Total	Rates
2016	$—		$2,500	(4)	$2,500	0.2%	2.1%
2017	—		8,750	(4)	8,750	0.7%	2.1%
2018	—		102,500	(4)	102,500	8.5%	2.1%
2019	—		250,000	(5)	250,000	20.6%	2.1%
2020	—		—		—	—%	—%
2021	600,000	(2)	—		600,000	49.4%	5.9%
2022	—		—		—	—%	—%
2023	250,000	(3)	—		250,000	20.6%	5.6%
Total	$850,000		$363,750		$1,213,750	100.0%	4.7%

(1)	Principal amounts exclude deferred financing costs.

(2)	The 5.875% Unsecured Notes due 2021 mature on September 15, 2021.

(3)	The 5.625% Unsecured Notes due 2023 mature on June 15, 2023. Principal amount excludes original issue discount of $1.8 million as of June 30, 2016.

(4)
The ACC3 Term Loan matures on March 27, 2018 with no extension option. Quarterly principal payments of $1.25 million began on April 1, 2016, increase to $2.5 million on April 1, 2017 and continue through maturity.

(5)
The Unsecured Term Loan matures on July 21, 2019 with no extension option. In July 2016, we entered into a new credit agreement that had the effect of extending the maturity of this term loan to January 21, 2022.

DUPONT FABROS TECHNOLOGY, INC.
Selected Unsecured Debt Metrics(1)

	6/30/16	12/31/15
Interest Coverage Ratio (not less than 2.0)	5.0	4.8

Total Debt to Gross Asset Value (not to exceed 60%)	33.2%	35.9%

Secured Debt to Total Assets (not to exceed 40%)	3.1%	3.4%

Total Unsecured Assets to Unsecured Debt (not less than 150%)	236%	245%

(1)	These selected metrics relate to DuPont Fabros Technology, LP's outstanding unsecured notes. DuPont Fabros Technology, Inc. is the general partner of DuPont Fabros Technology, LP.

Capital Structure as of June 30, 2016
(in thousands except per share data)

Line of Credit				$—
Mortgage Notes Payable				113,750
Unsecured Term Loan				250,000
Unsecured Notes				850,000
Total Debt				1,213,750	21.1%
Common Shares	85%	75,548
Operating Partnership (“OP”) Units	15%	13,812
Total Shares and Units	100%	89,360
Common Share Price at June 30, 2016		$47.54
Common Share and OP Unit Capitalization			$4,248,174
Preferred Stock ($25 per share liquidation preference)			301,250
Total Equity				4,549,424	78.9%
Total Market Capitalization				$5,763,174	100.0%

DUPONT FABROS TECHNOLOGY, INC.
Common Share and OP Unit
Weighted Average Amounts Outstanding

	Q2 2016	Q2 2015	YTD 2Q 2016	YTD 2Q 2015
Weighted Average Amounts Outstanding for EPS Purposes:

Common Shares - basic	74,370,577	65,030,132	70,661,406	65,266,766
Effect of dilutive securities	861,057	713,742	857,089	831,993
Common Shares - diluted	75,231,634	65,743,874	71,518,495	66,098,759

Weighted Average Amounts Outstanding for FFO, Normalized FFO and AFFO Purposes:

Common Shares - basic	74,370,577	65,030,132	70,661,406	65,266,766
OP Units - basic	14,607,330	15,419,237	14,822,570	15,419,734
Total Common Shares and OP Units	88,977,907	80,449,369	85,483,976	80,686,500

Effect of dilutive securities	1,008,006	795,457	1,036,917	926,238
Common Shares and Units - diluted	89,985,913	81,244,826	86,520,893	81,612,738

Period Ending Amounts Outstanding:
Common Shares	75,548,173
OP Units	13,811,663
Total Common Shares and Units	89,359,836

DUPONT FABROS TECHNOLOGY, INC.
2016 Guidance
The earnings guidance/projections provided below are based on current expectations and are forward-looking.

	Expected Q3 2016 per share	Expected 2016 per share
Net income per common share and common unit - diluted	$0.36 to $0.38	$1.63 to $1.69
Depreciation and amortization, net	0.31	1.23
Gain on sale of real estate	—	(0.26)

NAREIT FFO per common share and common unit - diluted (1)	$0.67 to $0.69	$2.60 to $2.66
Severance and equity acceleration	—	0.01
Loss on early extinguishment of debt	0.01	0.01
Issuance costs associated with redeemed preferred shares	0.04	0.14
Normalized FFO per common share and common unit - diluted (1)	$0.72 to $0.74	$2.76 to $2.82
Straight-line revenues, net of reserve	—	0.01
Amortization of lease contracts above and below market value	—	(0.01)
Compensation paid with Company common shares	0.02	0.08
Non real estate depreciation and amortization	—	0.01
Amortization of deferred financing costs	0.01	0.05
Improvements to real estate	(0.02)	(0.08)
Capitalized leasing commissions	—	(0.05)
AFFO per common share and common unit - diluted (1)	$0.73 to $0.75	$2.77 to $2.83

2016 Debt Assumptions

Weighted average debt outstanding	$1,222.0 million
Weighted average interest rate (one month LIBOR avg. 0.46%)	4.81%

Total interest costs	$58.8 million
Amortization of deferred financing costs	4.3 million
Interest expense capitalized	(9.3) million
Deferred financing costs amortization capitalized	(0.6) million
Total interest expense after capitalization	$53.2 million

2016 Other Guidance Assumptions

Total revenues	$510 to $520 million
Base rent (included in total revenues)	$345 to $350 million
General and administrative expense	$22 to $23 million
Investments in real estate - development (2)	$290 to $310 million
Improvements to real estate excluding development	$6 million
Preferred stock dividends, excluding write-off of issuance costs of redeemed preferred shares	$21 million
Annualized common stock dividend	$1.88 per share
Weighted average common shares and OP units - diluted	89 million
Acquisitions of income producing properties	No amounts budgeted

(1)	For information regarding FFO and Normalized FFO, see “Reconciliations of Net Income to FFO, Normalized FFO and AFFO” in this earnings release.

(2)
Represents cash spend expected in 2016 for CH2 Phase II, which was placed into service on April 1, 2016; CH2 Phase III, which was placed into service on July 1, 2016; ACC7 Phase III, which was placed into service on June 1, 2016; ACC7 Phase IV, ACC9 Phase I, CH2 Phase IV and SC1 Phase III, which are currently in development; and TOR1 Phase I (Toronto), OR1 Phase I (Hillsboro, OR) and CH3 Phase I, which are planned future developments that require Board approval.